Exhibit 99.2

2Q CONFERENCE CALL SCRIPT

JULY 23, 2002

Joel Mostrom

Good morning and welcome to Chesapeake Corporation's second quarter conference call. I'm Joel Mostrom, vice president and treasurer, and joining me today are Tom Johnson, chairman and chief executive officer and Andy Kohut, our chief financial officer.

Tom will begin with comments regarding the overall results of the quarter. Andy will then provide a few more details for the quarter, and Tom will conclude with some comments on our outlook for the remainder of 2002. After that, we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call.

Now I will turn the call over to Tom.

Tom Johnson

Good morning everyone. Earlier today we reported second quarter earnings from continuing operations of $.02 per share, which included a restructuring charge of $.12 per share primarily related to the previously announced closure of one of our food and household plants in Congleton, England. As such, net income from continuing operations before the restructuring charge was $.14 per share.

Second quarter revenue of $189 million was up 1.3% from reported sales of $186 million during the same period last year largely due to increases in the premium branded, pharmaceutical and tobacco markets of our Paperboard Packaging segment and recent improvements in foreign exchange rates, offset by sales decreases in the food and household, technology and luxury packaging markets of our Paperboard Packaging segment.

With our focus for 2002 on operational performance, we have a number of company-wide cost improvement and process efficiency projects under way. These include: plant consolidations in our international and branded and food and household sectors, customer driven growth initiatives in the confectionary and tobacco sectors and product line expansion and equipment relocation projects in the pharma sector. The scope of these projects is significant; they involve 12 locations in 7 countries and the efforts of hundreds of employees. All of these projects are expected to improve our cost position, improve our ability to service the growing needs of our customers and provide value to our shareholders. In our view, such projects are strategic investments that are necessary to provide cost effective and state of the art operations. They represent the next phase of the integration process for our recently acquired facilities. During this transition, temporary labor and equipment relocation costs associated with these projects have negatively impacted the operating results for the second quarter and first half of this year. During Andy's remarks he will provide you some details on the impact of these projects on current operating results.

In looking at our business segments, our plastic packaging segment's operating results continue to improve, land sales are slightly lower but still on plan, and we continue to experience significantly reduced overhead costs due to the corporate overhead restructuring program completed during the first quarter of 2002.

Pharma sector sales are improving, premium brand sales are slowly recovering and our tobacco business continues to turn in a solid performance. We are closely monitoring these sales trends to see if sustained demand at the consumer level is increasing or if some of our customers' recent increase in demand is one-time supply chain replenishment.

In summary, we are focused internally to improve our asset utilization and our cost position, and while some of these projects have put pressure on our current operating results, we believe they are solid investments in our future. As we enter the seasonally stronger second half of the year, we expect to begin to see a return on those investments. Now, Andy will provide you with some details on the second quarter results.

Andy Kohut

Thanks and good morning.

Our reported net income from continuing operations for the quarter was $0.3 million, or $0.02 per share, down from second quarter 2001 when we earned $2.6 million, or $0.17 per share. The second quarter of 2002 results include a restructuring charge of $1.8 million after taxes, or $0.12 per share. The restructuring charge was in line with our expectations and at a level consistent with our previously announced guidance of $.10 - $.15 per share for the year. Beginning in the first quarter of 2002, in accordance with Statement of Financial Accounting Standards No. 142, we discontinued amortization of goodwill. Goodwill amortization, which was included in the paperboard and plastic packaging segments results for 2001, was $3.6 million, or $3.4 million after taxes, or $0.22 per share, for the second quarter of 2001.

Now I'd like to review segment performance starting with our largest business segment -- Paperboard Packaging.

Second quarter sales of $160.5 million were up 3% from the reported figure in the second quarter of last year and relatively flat on a local currency basis compared to second quarter 2001 sales.

Included in the second quarter of 2002 were restructuring charges of $2.6 million primarily related to the closure of the Congleton facility in England, which produced packaging for the food and household markets. In addition to restructuring charges during the first half of 2002, the company expensed approximately $2.0 million of costs for the movement of equipment and other closure expenses for the consolidation of two premium branded facilities in Scotland. These important projects were on time, are substantially complete and should benefit future operations.

The Paperboard Packaging segment's EBIT before restructuring charges for the quarter was $12.4 million, compared to $12.5 million as reported in the second quarter of 2001 and $15.5 million for second quarter 2001 before the amortization of goodwill. This decrease was due to reduced operating margins. Specifically, food and household margins continue to be impacted by intense price competition, but margins are expected to improve in the second half of the year as improvements in plant utilization and product mix are realized. Technology and luxury margins decreased due primarily to reduced sales volumes as demand in these end-use sectors remained depressed. As already noted, premium branded margins were negatively impacted by plant consolidation costs, but sales volumes improved over first quarter levels and backlogs currently are strong.

The Plastic Packaging segment's second quarter sales of $26.0 million were down about 3% from last year's second quarter sales but relatively flat on a local currency basis.

The Plastics segment reported EBIT rebounded nicely to $2.5 million in the second quarter of 2002 compared to $1.7 million reported in the second quarter of 2001 and $2.3 million in this second quarter of 2001 without goodwill amortization. The improvement in EBIT reflects lower raw material costs and plant operating efficiencies.

Our land business continued sales activity in the second quarter of 2002 and reported EBIT of $1.8 million, compared to EBIT of $3.3 reported in the second quarter of last year. The decrease is primarily the result of timing of land sales.

Corporate Headquarters expenses in the second quarter were down $2.7 million when compared to the second quarter of 2001. This decrease was primarily due to the completion of headquarters cost reduction plans at the end of the first quarter of 2002 and consulting and legal costs incurred in the second quarter of 2001 of just under $1.0 million. Once again, additional savings from the headquarters cost reduction plans are expected in future quarters and expenses are expected to be $5-6 million lower on an annualized basis.

Net interest expense for the second quarter of 2002 was $11.0 million up $3.2 million from interest expense for the second quarter of 2001 of $7.8 million. This increase is due to a higher average cost of debt resulting from last year's fourth quarter debt restructuring and interest costs attributed to discontinued operations in 2001.

The second quarter tax rate was approximately 25% compared to 37% in 2001. The 2001 rate includes goodwill amortization. The effective tax rate for the second quarter of 2001 without goodwill amortization would have been approximately 24%. The full year tax rate in 2001 without goodwill amortization was 22%. The full year tax rate for 2002 is expected to be 25% since we have less opportunity to make use of foreign tax credits, and we expect a different mix of income from foreign tax jurisdictions.

Net debt at the end of the second quarter stood at $476 million, up about $6 million over the balance at year end, primarily due to the effects of foreign currency exchange rates, offset by the first quarter receipt of cash payments on notes received for the sales of discontinued operations.

Capital spending for the second quarter of 2002 of about $9.7 million was below depreciation of $11.8 million despite numerous customer specific and operational efficiency improvement projects being initiated. We continue to closely monitor and judiciously allocate capital while focusing on generating free cash flow for the year. We are confident that we can generate free cash flow as (1) we decrease capital spending below planned levels (2) monetize notes received from discontinued operations and (3) focus our management teams on working capital and asset utilization. Regarding the latter, I would like to note that beginning in 2002, we initiated a new annual incentive plan at most operations tied to cash flow return on capital employed. I am pleased with the focus and attention given to this measure that we believe is important to create shareholder value.

Now, back to Tom for some closing remarks.

Tom Johnson

Thanks, Andy. Before we get to your questions I would like to conclude today's remarks with a few comments on the balance of 2002. In general, despite a dynamic economic environment, our business plans remain generally on target as we approach our seasonally strong second half of the year.

As noted in our earlier remarks, substantial progress has been made on our cost improvement and process efficiency projects. The benefits of these projects are tangible and should begin to be realized during the latter portion of 2002. These expected benefits, combined with a cautious view towards recent improvements in sales volumes and favorable currency exchange rate trends, result in our confirming our previously disclosed financial guidance for the year as follows:

Revenues $780 - $820 million

EBITDA $125 - $135 million

EPS $1.60 - $1.80 per share

In conclusion, the profitability of our operations is sound, we expect to conclude the year with solid financial results and we will continue to focus on generating free cash flow.

Now at this time we would be happy to take your questions.

Joel Mostrom

I would like to thank you for participating in our call this morning.